CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Dataram Corporation:


We consent to incorporation by reference in the Registration Statement (No. 33-56282) on Form S-8 of Dataram Corporation and Subsidiaries of our report dated May 23, 2006, relating to the consolidated balance sheet of Dataram Corporation and Subsidiaries as of April 30, 2006, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year ended April 30, 2006, and the related financial statement schedule which reports appear in the April 30, 2006 annual report on Form 10-K of Dataram Corporation.





/s/ J.H. COHN LLP

Lawrenceville, New Jersey
July 24, 2006